Exhibit 5.2
[VENABLE LLP LETTERHEAD]
September 12, 2006
Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606
          Re:      Registration Statement on Form S-3
Ladies and Gentlemen:
          We have served as Maryland counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”) and the general partner of EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), in connection with certain matters of Maryland law relating to the registration of the resale by certain selling securityholders identified in the above-referenced Registration Statement, and any amendments thereto (collectively, the “Registration Statement”), filed by the Company and the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of: (a) up to $1,500,000,000 aggregate principal amount of 4.00% Exchangeable Senior Notes due 2026 (the “Notes”), issued by the Partnership and (b) common shares of beneficial interest of the Company, par value $0.01 per share (the “Common Shares”), issuable upon exchange of the Debt Securities (as defined below) (the “Shares”). The Company is the co-obligor of the Notes and has fully and unconditionally guaranteed the Notes (the “Guarantee” and, together with the Notes, the “Debt Securities”; such Debt Securities, together with the Shares, the “Securities”).
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
          1.      The Registration Statement and the related form of prospectus included therein (the “Prospectus”) in the form in which it was transmitted to the Commission under the Securities Act;
          2.      The Declaration of Trust of the Company (the “Declaration”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Equity Office Properties Trust
September 12, 2006

          3.      The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;
          4.      Resolutions adopted by the Board of Trustees of the Company or a duly authorized committee thereof (the “Resolutions”), relating to, among other things, the issuance and registration by the Company of the Securities, certified as of the date hereof by an officer of the Company;
          5.      The Indenture, dated as of August 29, 2000, between the Partnership and U.S. Bank National Association, formerly known as U.S. Bank Trust National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of June 18, 2006, between the Partnership, the Company and the Trustee, and by a Second Supplemental Indenture, dated as of June 27, 2006, between the Partnership, the Company and the Trustee (the “Indenture”);
          6.      The Purchase Agreement, dated as of June 22, 2006, between the Company, the Partnership and the initial purchasers named therein (the “Purchase Agreement”);
          7.      A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
          8.      A certificate executed by an officer of the Company, dated as of the date hereof; and
          9.      Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          1.      Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
          2.      Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
          3.      Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth in the Documents are legal, valid, binding and enforceable in accordance with all stated terms.
          4.      All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect

Equity Office Properties Trust
September 12, 2006

relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
          5.      None of the Securities will be issued, sold or transferred in violation of Article VII of the Declaration.
          6.      Upon the issuance of any Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration.
          7.      The Partnership has authorized the issuance of the Notes by all necessary partnership action and any Debt Securities exchanged for Shares will have been validly issued, authenticated and delivered in accordance with the Indenture and the Purchase Agreement.
          Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1.      The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
          2.      The issuance of the Shares has been duly authorized and, when and if issued and delivered upon the exchange of the Debt Securities, in accordance with the Resolutions and the Indenture, the Shares will be validly issued, fully paid and nonassessable.
          3.      The issuance of the Debt Securities by the Company has been duly authorized.
          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfer. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Equity Office Properties Trust
September 12, 2006

          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,
/S/ VENABLE LLP